EXHIBIT 10.70

UGI GUARANTEE

THIS GUARANTEE is made on 17 October 2014
BY:

(1)	UGI CORPORATION of 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA registered in Pennsylvania with registration number 2069197 (the "Guarantor") in favour of

(2)	Credit Suisse AG, Cayman Island branch in its capacity as Agent for the Finance Parties (as defined below);

(3)	Credit Suisse AG, Cayman Island branch in its capacity as Security Agent for the Finance Parties;

(4)	Each Original Lender (as defined in the Agreement); and

(5)	Each Arranger (as defined in the Agreement).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Guarantee:
"Agent" means Credit Suisse AG, Cayman Island branch or its successors in title or assigns in its capacity as agent for the Finance Parties.
"Agreement" means the Bridge Facility Agreement dated on or about the date hereof between Credit Suisse AG, London branch, Bank of America Merrill Lynch International Limited and Natixis, New York branch as arrangers, the financial institutions listed therein as original lenders, the Agent, the Security Agent and the Principal as borrower (as amended, extended, varied, novated, replaced, restated or supplemented from time to time).
"Beneficiary" means each Finance Party.
"Finance Documents" means the Finance Documents from time to time as defined in the Agreement as each of those documents are amended, novated, supplemented, extended or restated from time to time.
"Finance Parties" means the Finance Parties from time to time as defined in the Agreement.
"Principal" means UGI International Enterprises, Inc. of 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA registered in Pennsylvania with registration number 2750889.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.2
Terms defined in the Agreement: Unless otherwise expressly defined in this Guarantee or the context otherwise requires, words and expressions defined in the Agreement shall have the same meaning in this Guarantee or any notice given under or in connection to this Guarantee.

1.3	Construction

(a)	Unless a contrary indication appears, a reference in this Guarantee to:

(i)
the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	the "Agreement" or this "Guarantee" or any other agreement or instrument is a reference to that agreement or instrument as amended, novated, supplemented, extended or restated;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

(b)	Clause and Schedule headings are for ease of reference only.

1.4	Deed: This document is to take effect as a deed whether or not it is signed by the Agent or (if signed by the Agent) notwithstanding that the Agent has executed it under hand only.

1.5	This Guarantee is a Finance Document.

2.	GUARANTEE AND INDEMNITY
In consideration of the Agent entering into the Agreement, the Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under or pursuant to the Finance Documents;

(b)
undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability each of them incurs as a result of the Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

3.	PRESERVATION OF RIGHTS

3.1	Continuing guarantee
This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred. If acceleration of the time of payment of any of the guaranteed obligations is stayed upon the moratorium, insolvency, bankruptcy or reorganisation of an Obligor, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the guaranteed obligations shall nonetheless be payable by the Guarantor forthwith on demand by a Finance Party.

3.3	Waiver of defences
The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause 3 would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or to the Finance Parties) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the stockholders or members as applicable or status of an Obligor, the Guarantor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and whether or not more onerous) or replacement of the Agreement or any other document or Security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

3.4	Guarantor intent
Without prejudice to the generality of Clause 3.3 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under it for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

3.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from it under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.6	Appropriations
Until all amounts which may be or become payable by the Obligors or the Guarantor under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, Security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Guarantee.

3.7	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Obligors or the Guarantor under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by any Obligor or to receive any collateral from any Obligor;

(b)	to claim any contribution from any other guarantor of the Principal's obligations under Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of a Finance Party under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics) of the Agreement.

3.8	Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

3.9	Guarantee limitations
Notwithstanding any term or provision of this Guarantee or any other term in any Finance Document, the maximum aggregate amount of the obligations of the Guarantor shall in no event exceed an amount equal to the largest amount that would not render the Guarantor’s obligations under any Finance Document to constitute a fraudulent transfer or conveyance for the purposes of any proceeding of the type referred to in clause (8) of Part IV (Events of Default and Remedies) of Schedule 9 (Restrictive Covenants and Events of Default) of the Agreement or Title 11, United States Code, the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act or any similar U.S. federal or state law (the “Fraudulent Conveyance Laws”), to the extent applicable to the obligations of the Guarantor under this Guarantee. To effectuate the foregoing intention, the Agent and the Guarantor hereby irrevocably agree that the obligations of the Guarantor at any time under the Finance Documents shall be limited to the maximum amount as will result in the obligations of, or transfer by, the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance under any Fraudulent Conveyance Law, in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under such laws.

4.	REPRESENTATIONS AND WARRANTIES
The Guarantor represents that:

4.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business in all material respects as it is being conducted.

4.2	Binding obligations
Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations.

4.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, this Guarantee do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its organisational documents; or

(c)
any agreement or instrument binding upon its assets or constitute a default or termination event (however described) under any such agreement or instrument to an extent which has or is reasonably likely to have a Material Adverse Effect.

4.4	Power and authority and due execution

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance by it and delivery of this Guarantee and the transactions contemplated by it.

(b)	It has duly executed and delivered this Guarantee.

(c)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by this Guarantee.

4.5	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Guarantee; and

(ii)	to make this Guarantee admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except for those necessary to satisfy the Perfection Requirements which will be satisfied promptly after execution of the relevant documents.

(b)
All Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect save to the extent that the failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

4.6	Governing law and enforcement
Subject to the Legal Reservations:

(a)	the choice of the governing law of this Guarantee will be recognised and enforced in its Relevant Jurisdictions; and

(b)
any judgment obtained in relation to this Guarantee in the jurisdiction of the governing law of this Guarantee and any judgment obtained in relation to this Guarantee will be recognised and enforced in its Relevant Jurisdictions.

4.7	Insolvency
None of the actions described at clause (7) and none of the orders or decrees described at clause (8) of Part IV (Events of Default and Remedies) of Schedule 9 (Restrictive Covenants and Events of Default) of the Agreement have been taken or (to the knowledge of the Guarantor) have been threatened to be taken, made or issued in relation to the Guarantor.

4.8	No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee except for the Perfection Requirements and payment of associated fees which shall be completed and paid promptly (and in any event within the periods prescribed by law) after the date of this Guarantee.

5.	UNDERTAKINGS

5.1	Authorisations
Subject to the Legal Reservations, the Guarantor shall promptly:

(a)	do all such things as are necessary to maintain its status as a legal entity;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation:

(i)	of a Relevant Jurisdiction to enable it to perform its obligations under this Guarantee; and

(ii)	of a Relevant Jurisdiction to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee.

5.2	Compliance with laws
Except as set forth in the next sentence, the Guarantor shall:

(a)
comply with the requirements of all applicable Laws and orders of any Governmental Authority (including Environmental Laws), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect;

(b)	comply in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions; and

(c)
maintain in effect and enforce policies and procedures designed to ensure compliance by the Guarantor and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

5.3	Pari Passu
The Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

6.	PAYMENTS

6.1
The provisions of the Agreement relating to the payments to be made under it (including, without limitation, those regulating what is to happen if an Obligor is required by law to make a deduction or withholding from any such payment) shall apply mutatis mutandis to payments to be made under this Guarantee.

6.2
If the Agent makes a demand under this Guarantee, the Guarantor shall pay interest on each sum demanded (before and after any judgment and to the extent, interest at the default rate is not otherwise being paid on such sum(s)) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the relevant Finance Document.

7.	SET-OFF

7.1	Set-off
While an Event of Default is continuing, a Finance Party may set off any matured obligation due from the Guarantor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

7.2	Currency conversion

The Finance Parties may exercise such rights notwithstanding that the obligations concerned may be expressed in different currencies and the Finance Parties are authorised to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

7.3	Set-off rights cumulative
This Clause 7 (Set-off) shall be in addition to and without prejudice to any rights of set-off or any other rights or remedies which the Finance Parties may have.

8.	OTHER INDEMNITIES

8.1	Currency indemnity

(c)
If any sum due from an Obligor or the Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Obligors or the Guarantor ; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall as an independent obligation, within three Business Days of demand, indemnify the Finance Parties against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(d)
The Guarantor waives any right it may have in any jurisdiction to pay any amount under the Agreement or under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.

9.	PROCEDURE FOR TRANSFER AND ASSIGNMENT
The Guarantor acknowledges the provisions at Clause 23.6 (Procedure for transfers) and Clause 23.7 (Procedure for assignment) of the Agreement.

10.	COSTS AND EXPENSES

10.1	Transaction expenses
The Guarantor shall promptly on demand and in any event within three Business Days of demand pay (or procure payment) to the Finance Parties the amount of all reasonable costs and expenses (including legal fees) and disbursements subject to the limits as agreed between the Agent and the Guarantor reasonably incurred by any of them or their Affiliates (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution or enforcement of this Guarantee or otherwise in relation to it.

10.2	Amendment costs
If the Guarantor requests an amendment, waiver or consent the Guarantor shall within three Business Days of demand, reimburse each of the Finance Parties for the amount of all reasonable costs and expenses (including legal fees subject to any applicable arrangements agreed in writing) reasonably incurred by each of the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement.

10.3	Enforcement and preservation costs
The Guarantor shall, within three Business Days of demand, pay to the Finance Parties the amount of all costs and expenses (including legal fees) incurred by them in connection with the enforcement or the preservation of any rights under any this Guarantee and any proceedings instituted by or against the Agent as a consequence of taking or holding the Guarantee or enforcing these rights.

11.	PARTIAL INVALIDITY
If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect the legality, validity or enforceability of:

11.1	the remaining provisions of this Guarantee; or

11.2	that or any other provision or the effectiveness of this Guarantee in any other jurisdiction.

12.	COMMUNICATIONS

12.1
In writing: Any communication to be made under or in connection with this Guarantee shall be in writing in the English language and, unless otherwise stated, may be given in person or made, by post or fax or letter or any other electronic communication approved by the Agent.

12.2
Contact details: The contact details of each party to this Guarantee for all communications in connection with this Guarantee are those shown immediately after its name on the signature page of this Guarantee or otherwise notified by that party to the other party on at least five Business Days' notice.

13.	COUNTERPARTS
This Guarantee may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

14.	ASSIGNMENT
The Finance Parties may at any time assign or otherwise transfer all or any part of its rights under this Guarantee.

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	Governing law
This Guarantee is governed by and shall be construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Guarantee are governed by English law.

15.2	Jurisdiction

(a)
Subject to paragraph (c) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) or the consequences of its nullity (a "Dispute").

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Disputes between them and accordingly no party shall argue to the contrary.

(c)	This Clause is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking:

(i)	proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	to the extent allowed by law, concurrent proceedings in any number of jurisdictions.

15.3	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)
irrevocably appoints Avanti Gas Limited (registration number: 00481121) as its agent for service of documents starting proceedings before the English courts in connection with this Guarantee or any documents required to be served in relation to such proceedings;

(b)	agrees that failure by a process agent to notify the Guarantor of any process will not invalidate the proceedings concerned; and

(c)
agrees that if the entity nominated by it in paragraph (a) above is unable to act as its agent for service of process for any reason, it shall immediately appoint another process agent on the same terms or other terms acceptable to the Agent, failing which the Agent may select a replacement process agent for such purpose.

IN WITNESS WHEREOF the parties hereto have caused this Guarantee to be duly executed as a deed on the date first written above.

SIGNATORIES

EXECUTED AS A DEED by	)
UGI CORPORATION	)
)
)

By: /s/ Kirk R. Oliver Name: Kirk R. Oliver
Title: Chief Financial Officer

Notice Details
Address: 460 North Gulph Road, King of Prussia, Pennsylvania 19406, USA Attention: Treasurer	By: /s/ Monica M. Gaudiosi Name: Monica M. Gaudiosi Title: Secretary to UGI Corporation
Facsimile: +1 610 992 3258
Telephone: + 1 610 337 1000

[Signature pages to the UGI Guarantee]

THE AGENT

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:	/s/ Bill O’Daly Authorized Signatory	By: /s/ D. Andrew Maletta Authorized Signatory

Notice Details
Address:	Eleven Madison Avenue, 23rd Floor New York, NY 10010
Fax:	1 212 322 2291
Attention:	Loan Operations – Agency Manager

THE SECURITY AGENT
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:	/s/ Bill O’Daly Authorized Signatory	By: /s/ D. Andrew Maletta Authorized Signatory

ARRANGER
CREDIT SUISSE AG, LONDON BRANCH
By:	/s/ Thomas Vignon Director	By: /s/ Robert Wartchow Director
ARRANGER
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED
By:	/s/ Tim Morgan Director

[Signature pages to the UGI Guarantee]

ARRANGER
NATIXIS, NEW YORK BRANCH
By:	/s/ Michael Plotnik /s/ Matthieu Fulchiron Managing Director Vice President

THE ORIGINAL LENDERS
CREDIT SUISSE AG, LONDON BRANCH
By:	/s/ Thomas Vignon Director	By: /s/ Robert Wartchow Director

THE ORIGINAL LENDERS
BANK OF AMERICA, N.A. LONDON BRANCH
By:	/s/ Tim Morgan Director

THE ORIGINAL LENDERS
NATIXIS, NEW YORK BRANCH
By:	/s/ Michael Plotnik /s/ Matthieu Fulchiron Managing Director Vice President

[Signature pages to the UGI Guarantee]